EXHIBIT 99.1

Company contacts:
Bob Blair
Investor Relations
949.672.7834
robert.blair@wdc.com

Steve Shattuck
Public Relations
949.672.7817
steve.shattuck@wdc.com

FOR IMMEDIATE RELEASE:

WD PROVIDES IMPROVED BUSINESS OUTLOOK FOR CURRENT QUARTER:
EPS OF 29 CENTS TO 31 CENTS EXPECTED ON REVENUE OF BETWEEN
$900 MILLION TO $915 MILLION

LAKE FOREST, Calif.—March 30, 2005—Western Digital Corp. (NYSE:WDC) today announced an update to its business outlook for the company’s third fiscal quarter ending April 1, 2005.

The company indicated that pricing for desktop hard drives in distribution and at OEM customers has been better than expected in the March quarter and demand for higher capacity hard drives from both consumer desktop PC and consumer electronics markets has been strong, resulting in a better product mix. These dynamics, combined with the company’s ongoing cost and quality leadership, resulted in better-than-expected financial performance in the quarter.

WD expects to earn between 29 cents to 31 cents a share for the third fiscal quarter on revenues of $900 million to $915 million, with gross margin of approximately 18 percent. Operating expenses are expected to be approximately $96 million. In January, the company provided a third fiscal quarter outlook of earnings per share between 16 cents and 19 cents on revenue between $885 million and $915 million and gross margin of approximately 14.5 percent. It had forecasted operating expenses of about $94 million for the quarter.

“Overall industry demand for hard drives in the traditional computing markets during the March quarter has been seasonal as expected but consumer demand trends have been better than anticipated,” said Matt Massengill, chairman and chief executive officer of Western Digital. “Demand from consumers for both high capacity desktop hard drives and for hard drives in applications such as personal and digital video recorders has remained strong throughout the quarter. Coupled with a well balanced supply and demand environment, these trends have led to a more-favorable-than-anticipated pricing environment.”

The company also indicated that distribution channel inventory of its products and for the industry are between four to five weeks.

June Quarter Commentary

The company indicated that it is premature to provide a quantitative business outlook for the June quarter coming off of the exceptional performance in its third fiscal quarter. Directionally, it is too early to indicate anything other than normal seasonal trends, which typically result in lower unit volumes, revenue and gross margins.

About WD

WD, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company produces reliable, high-performance hard drives that keep users’ data close-at-hand and secure from loss.

WD was founded in 1970. The company’s storage products are marketed to leading systems manufacturers and selected resellers under the Western Digital and WD brand names. Visit the Investor section of the company’s Web site (www.westerndigital.com) to access a variety of financial and investor information.

This press release contains forward-looking statements, including statements concerning the company’s current outlook for its third fiscal quarter ending April 1, 2005 with respect to revenue, gross margin, operating expenses and earnings per share and the company’s expectations regarding the effects of normal seasonal trends in the June quarter. These forward-looking statements are based on current management expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including: pricing trends and fluctuations in average selling prices (ASPs); actions by competitors; supply and demand conditions in the hard drive industry; changes in availability and cost of specialized product components; changes in product and customer mix; uncertainties related to the development and introduction of products based on new technologies and the successful expansion into new hard disk drive markets, including the 2.5-inch and sub 2.5-inch markets; difficulties in reducing yield losses from complex manufacturing processes; business conditions and growth in the desktop, 2.5-inch notebook, consumer electronics, handheld, SATA and enterprise markets; and other risks and uncertainties listed in the company’s most recent Form 10-Q filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

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Western Digital is a registered trademark, and WD and the WD logo are trademarks of Western Digital Technologies, Inc. All other trademarks herein are property of their respective owner.